Exhibit 99.6

Email to employees of Philips’ Image Guided Therapy Division, dated June 28, 2017.

Dear Team,

We are very excited to share with you that we are expanding the Image Guided Therapy (IGT) family within Philips. Today, we signed an agreement to acquire Spectranetics, a global leader in vascular interventions and lead management solutions.

Spectranetics is a U.S. medical device company based in Colorado Springs, Colorado and brings more than 30 years of innovation. Spectranetics is currently a leading company in interventional therapeutic devices, like laser atherectomy and scoring balloons for both coronary and peripheral vascular interventional therapy. In addition, Spectranetics has a leading position in

Lead Management therapeutic devices. Spectranetics is also has launched an innovative Drug Coated Balloon, for the treatment of Peripheral Artery Disease.

It is a great honor and pleasure to welcome the Spectranetics team to Philips Image Guided Therapy. Bringing Spectranetics into our team enables us the opportunity to build on the success of Volcano acquisition with our demonstrated ability to integrate growing device players. Please join us in giving our new colleagues a warm welcome and making them feel at home at IGT.

Today’s signing gets us closer to our vision to lead in thought and action so that patients can get home faster and healthier, and stay there, living the lives they love. Welcoming Spectranetics to our team builds on our strength to capture more value and orchestrate treatment. Spectranetics’ portfolio complements IGT Devices solutions, adds meaningful scale and positions Philips for a greater role in the therapy space.

This transaction will launch Philips into the forefront of the fast growing drug-coated balloon (DCB) market for peripheral therapy and position Philips Image Guided Therapy as a strong leader of highly differentiated procedural solutions for patients who suffer from cardiac and peripheral vascular disease. Stellarex, Spectranetics’ innovative drug-coated balloon, is also positioned to attain a market leading position upon FDA approval. In addition, the company possesses a global sales force across the vascular intervention spectrum.

The combination of two industry leaders will create a € 1B IGT Devices business by 2020 and new growth drivers for Philips in the fast growing vascular intervention market. Sales growth will be accelerated through Spectranetics’ unique product portfolio and channel synergies that will strengthen the solutions offered to both customer bases.

As part of this merger, we expect to welcome over 900 full-time employees to IGT Devices.

Through the successful integration of Volcano and establishing an impressive position in the industry as a leader in Imaging and Devices, we will continue to grow through procedure innovation by creating more effective procedures with lower radiation based on new technologies and capabilities. We are looking forward to continuing this success with Spectranetics and we want to thank you in advance for your support.

The closing of this transaction will require regulatory approval and we expect it to close in Q3 of 2017. After the closing, we can immediately start the integration activities. We will have a dedicated integration team, led by Matthijs Groot Wassink. Matthijs’ counterpart from the Spectranetics team will be announced later today and, together, they will ensure that the transition and integration period is seamless and as smooth as possible. In addition, we will establish work streams for each function. As Business Integration leader, Matthijs will report to Chris Barys and join the IGT Devices Management Team.

This is an important day for Philips and a very important day for our business group. Thank you for working together to help our business grow to a unique position with the ultimate goal that patients can get home faster and healthier, and stay there, living the lives they love.

Bert van Meurs	Chris Barys
BG Leader, Image Guided Therapy	Business Leader, Image Guided Therapy Devices

Additional Information

This communication relates to a tender offer (the “Offer”) that has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of The Spectranetics Corporation (“Spectranetics”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Spectranetics. The offer to purchase shares of Spectranetics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by HealthTech Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Spectranetics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Spectranetics, including without limitation with respect to its business, the proposed Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this communication (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Spectranetics’ stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Spectranetics and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Spectranetics and affect its ability to maintain relationships with employees, customers or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spectranetics’ operations into those of Philips; (x) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Philips’ and or Spectranetics’ actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Philips operates; (xiv) unpredictability and severity of catastrophic events; (xv) industry consolidation and competition; and (xvi) other risk factors described in Spectranetics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this communication are based upon information known to Philips on the date of this communication. Neither Philips undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.